Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Donna Lee
636-728-3189
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
Fourth-Quarter and Annual Results For Calendar Year 2007
ST. LOUIS, MO — March 12, 2008 — Thermadyne Holdings Corporation (NASDAQ: THMD) today reported results for the three months and twelve months ended December 31, 2007. Financial results related to 2006 have been reclassified for consistency in presentation of the discontinued operations.
HIGHLIGHTS
Three Months Ended December 31, 2007
•	Sales increased 13.5% to $125.0 million as compared to 2006
•	Operating income was $10.9 million, an increase of $4.5 million, or 71%, over 2006, excluding the 2006 curtailment gain and related expense reductions from changes in the postretirement medical plan and excluding LIFO inventory accounting effects on cost of sales
•	Interest expense declined $1.3 million to $5.8 million compared to 2006
•	Net cash provided from operating activities totaled $23.0 million increasing $17.9 million over 2006
Twelve Months Ended December 31, 2007
•	Sales increased 10.8% to $494 million as compared to 2006
•	Operating income was $45.1 million, doubling from the $22.5 million in 2006, excluding the 2006 curtailment gain from changes in the postretirement medical plan and excluding LIFO inventory accounting effects on cost of sales
•	Net cash provided from operating activities totaled $23.0 million increasing $38.5 million over 2006
Financial Review of Continuing Operations for the 2007 Fourth Quarter
Net sales from continuing operations in the fourth quarter rose to $125.0 million in 2007, an increase of 13.5% from the same quarter of 2006. Excluding the impact of foreign currency translations, net sales increased 8.9%. International sales increased 23.0% (10.8% in local currency), expanding to represent 41% of total net sales as compared to 38% of net sales in the fourth quarter of 2006. New product introductions, particularly in plasma and welding equipment, helped produce strong growth.
“Our 2007 fourth-quarter sales experienced strong growth over last year’s fourth-quarter results, which had benefited from accelerated customer purchases in advance of the Company’s new U.S. rebate program which was effective on January 1, 2007,” said Paul D. Melnuk, Chairman and Chief Executive Officer.
Gross margin in the fourth quarter of 2007 increased to 32.7% of net sales as compared to 30.5% in the prior-year fourth-quarter period. Excluding the LIFO inventory accounting effects on cost of sales, gross profit was 31.3% and 31.7% of net sales for the fourth quarter 2007 and 2006, respectively. In the fourth quarter of 2007, the LIFO accounting method reduced cost of sales due to adjustments of prior quarterly estimates of inflation and the impact of inventory reductions.
Mr. Melnuk stated, “The increased mix of plasma and welding equipment power units and filler metals sold during the quarter reduced the gross margin percentage as compared to 2006. However, we are very pleased with the continued progress we have made improving the underlying operations.”
Selling, general and administrative (SG&A) expenses were $26.8 million in the fourth quarter of 2007, or 21.5% of net sales, compared to $27.7 million, or 25.2% of net sales, in the same period of 2006. The 2006 SG&A expenses included $1.4 million of nonrecurring costs related to nonrecurring bondholder consent fees, incremental accounting fees incurred to compensate for weaknesses in the Company’s internal financial controls and international tax planning fees. Excluding these expenses the SG&A expenses as a percentage of sales for the 2006 period was 23.9%.
“We are beginning to benefit from SG&A leverage as our operational performance improves. This has contributed to the improved operating performance,” stated Mr. Melnuk.
Financial Review of Continuing Operations for 2007
Net sales for the year ended December 31, 2007 were $494.0 million, an increase of 10.8% from the net sales of $445.7 million in 2006. Excluding the impact of foreign currency translations, net sales increased 7.8%. International sales increased 20.9% (12.8% in local currency) expanding to represent 41% of total net sales for 2007 compared to 37% of net sales in 2006. All products lines grew in 2007 as compared to the prior year from accelerated global demand, the contribution from new product introductions and improved pricing management. Rebate costs, which are included in net sales, were higher in 2006 as the result of a three-year customer incentive program that ended December 2006.
For the year ended December 31, 2007, gross margin was 31.2% of net sales, compared to 29.3% of net sales for the year 2006. Excluding the LIFO inventory accounting effects on cost of sales, gross margin was 31.4% and 30.3% of net sales for the 2007 and 2006 annual periods, respectively. Gross margin improved as result of the Company’s ongoing TCP continuous improvement program and improved pricing management offsetting the adverse impact of escalating commodity costs, particularly copper, brass and nickel.
Selling, general and administrative expenses were $106.0 million, or 21.5% of net sales, and $109.6 million, or 24.6% of net sales, for 2007 and 2006, respectively. Excluding the nonrecurring bond consent and accounting related costs aggregating $7.5 million, the percentage would be 22.9% of net sales in the period.
Mr. Melnuk stated, “Operationally, 2007 was a pivotal year for Thermadyne. We are demonstrating a marked turnaround in our performance despite ongoing pressures from material cost increases. This illustrates the strength of our brands, the effectiveness of our plans and improving execution.
Other Income and Expense Items for the Fourth Quarter and Year
The fourth-quarter 2006 results include curtailment gain adjustments and related expense reductions of $13.3 million from modifications to the Company’s retiree medical, dental and life benefit plans in consideration of Medicare Part D and limiting coverage to its existing retirees and certain future retirees who had attained age and service requirements at December 31, 2005.
Interest costs decreased $1.3 million during the fourth quarter of 2007 compared to the prior year’s fourth quarter. Average indebtedness was also lower during the quarter and interest rates declined for the Company’s senior secured and second lien credit facilities as a result of amendments implemented in June 2007. For the year, interest costs in 2007 increased $0.3 million over 2006 including $1.5 million in additional interest costs for the special interest rate adjustment that became effective August 1, 2006 for the Company’s Senior Subordinated Notes.
The fourth quarter of 2007 reflects an income tax benefit of $4.1 million primarily due to the reduction of estimated state income tax contingency accruals. These matters were favorably resolved during the period. In the fourth quarter of 2006, the Company recorded tax benefits of $3.2 million for reductions in foreign tax expenses and state income tax contingency accruals. The income tax provision was $0.2 million in the 2007 fourth quarter and $5.5 million for the year 2007, consisting primarily of taxes payable in foreign locations.
Net Income for the 2007 Fourth Quarter and Full Year
For the fourth quarter of 2007, net income from continuing operations was $6.4 million, or $0.47 per diluted share. In comparison, for the fourth quarter of 2006, net income from continuing operations was $15.3 million, or $1.15 per diluted share, including $13.3 million, or $0.99 per diluted share of curtailment gain and related post retirement expense reductions. Included in net income were losses from discontinued operations of $1.8 million, or $0.13 net loss per diluted share, in the 2007 fourth quarter compared to losses of $25.9 million, or $1.94 net loss per diluted share, in the 2006 fourth quarter. For the fourth quarter of 2007, net income was $4.6 million, or $0.34 per diluted share, compared to a net loss of $10.6 million, or $0.79 net loss per diluted share.

For 2007, net income from continuing operations increased to $10.6 million, or $0.79 per diluted share, from $2.5 million, or $0.18 per diluted share, of net income from continuing operations for the year 2006. Included in net income were losses from discontinued operations of $2.0 million, or $0.15 per diluted share, for the year 2007 and lost $25.5 million, or $1.91 per diluted share for the year 2006. For 2007, net income was $8.7 million, or $0.64 per diluted share, compared to a net loss of $23.0 million, or $1.73 per diluted share for the year 2006.
Operating EBITDA, As Adjusted, From Continuing Operations
In the fourth quarter of 2007, Operating EBITDA, as adjusted, from continuing operations increased to $15.3 million, or 12.2% of net sales, as compared to $11.2 million, or 10.1% of net sales, in the 2006 fourth quarter. For 2007, Operating EBITDA, as adjusted, from continuing operations increased to $59.7 million, or 12.1% of net sales, from $46.7 million, or 10.5% of net sales, for the year 2006. Operating EBITDA, as adjusted, was $58.6 million including the discontinued operations for 2007, as compared to $47.9 million for the year 2006.
Divestitures & Discontinued Operations
During 2007, the Company continued its program of divesting non-core operations.
•	In May 2007, the Company completed the sale of its remaining South African operations. The sales proceeds of approximately $13.8 million were used to reduce the Company’s second lien facility.

As of December 31, 2006, the Company recorded an impairment charge, net of tax, of $9.2 million primarily related to the write off of goodwill as a result of this transaction.

•	The Company closed and sold its manufacturing operations in Brazil during the fourth quarter of 2007. The Company expects to complete the disposition of a building and certain other property in early 2008 with insignificant further cash flow impact.

As of December 31, 2006, the Company recorded an impairment charge, net of tax, of $15.2 million primarily related to the write off of goodwill, property and equipment of the Brazilian operation.

•	In December 2007, the Company agreed to sell its cutting table business, C&G Systems Inc., based in Chicago, Illinois. The Company recorded an impairment charge, net of tax, of $0.6 million as of December 31, 2007 primarily related to the write off of goodwill and other intangibles. The unaudited sales for this operation were approximately $4.1 million in 2007 with an unaudited loss from operations before income taxes of $0.7 million. The Company has classified the results of these operations as discontinued operations in the 2007 financial results and for prior periods.
This completes the non-core asset disposal process that the Company initiated in 2005, which has resulted in the sale of seven businesses. In total, the process generated net cash proceeds to date of approximately $40 million from businesses that had been largely negative cash flow operations. The cash proceeds were used to repay indebtedness and fund operations.
Working Capital, Liquidity and Long-Term Obligations
As of December 31, 2007, long-term obligations, net of cash, declined to $218.4 million from $245.7 million at December 31, 2006. The Company had combined cash and availability under its senior secured credit facility of $72 million in comparison with $35 million at December 2006. The reduction in indebtedness and improved liquidity position resulted from the $13.8 million of proceeds received from sale of its South African operations along with the Company’s improved operating results and working capital efficiency. Working capital efficiency improved to 28.6% of net sales at December 31, 2007 from 32.7% at December 31, 2006 as a result of reduced levels of accounts receivable and inventory, even with the growth in sales levels (see schedule 4).
Progress in 2007/Outlook for 2008
Mr. Melnuk stated, “We are pleased with our 2007 financial and operating results. The Company has come a long way over the past year and we are working hard to continue to execute on our business plan and financial model.
“In 2007, we produced measurable and consistent improvement in our financial metrics with strong sales growth, increasing gross margins despite rapidly escalating commodity costs, and improved expense leverage from the selling, general & administrative functions. These improvements combined to result in Operating EBITDA from continuing operations, as adjusted, increasing to 12.1% of net sales for the year from 10.5% in 2006. At the same time, working capital efficiency improved to 28.6% of net sales from 32.7% at year-end 2006. These factors enabled the Company to generate free cash flow for the first time since emerging from bankruptcy in 2003 while generating strong net sales growth.
“Although there is tremendous opportunity yet to be realized, we have declared the turnaround phase of our development to have been completed in 2007. We now look to the future with confidence as we have the business plan, management team and structure to fully realize the vast potential of our business prospects. With the momentum from 2007, we look to further improve our financial performance in 2008 and beyond.
“While there is concern for economic slowing, particularly in the U.S. market, we expect sales in the first quarter to increase 8% to 10% from the comparable quarter of 2007. It is difficult to estimate sales patterns for the year in this environment but global demand for our products looks very solid at this point. Despite the challenge of continued rising commodity costs, we believe gross margins should increase further during 2008. Our continuous improvement process (TCP) will further reduce costs through strengthened global procurement organization and practices including low-cost country sourcing, further gains from manufacturing efficiency and value engineering initiatives. Pricing changes will be implemented as necessary to offset higher material costs.

“The gross margin improvement combined with further leverage of our selling, general and administrative expenses is expected to increase our Operating EBITDA, as adjusted, to a range of 13% to 14%. We also expect working capital efficiency to improve to 27% of sales or better during 2008 through further reductions in our inventory levels relative to sales. As a result of these factors, we expect to further reduce our indebtedness during 2008. This will reduce interest costs from the 2007 amounts, as well as an expected more favorable LIBOR-based interest rate grid applicable under our borrowing agreements during 2008,” concluded Mr. Melnuk.
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, the nonrecurring items of severance accruals, and post retirement benefit expense in excess of cash payments. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. Operating EBITDA, as adjusted for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.
A schedule is attached which reconciles Net Income from Continuing Operations as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides reconciliation for the reader of Operating EBITDA and Operating EBITDA, as adjusted, to Net Income from Continuing Operations.
The financial statement information presented in accordance with generally accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent registered public accounting firm.
Conference Call
Thermadyne will hold a teleconference on March 13, 2008 at 8:00 a.m. Eastern.
To participate via telephone, please dial:
•	U.S. and Canada: 800-762-8779 (Conference ID 3852144)

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from March 13, 2008 at 11:00 a.m. (Eastern) until March 20, 2008 at 11:30 p.m. (Eastern) by dialing (800) 406-7325. Enter conference ID 3852144 to listen to the recording.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the NASDAQ under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands, except share data)
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2007	% of Sales	2006	% of Sales	2007	% of Sales	2006	% of Sales

Net sales	$125,001	100.0%	$110,103	100.0%	$493,975	100.0%	$445,727	100.0%
Cost of goods sold	84,132	67.3%	76,509	69.5%	339,622	68.8%	315,052	70.7%

Gross margin	40,869	32.7%	33,594	30.5%	154,353	31.2%	130,675	29.3%
Selling, general and administrative expenses	26,816	21.5%	27,742	25.2%	106,033	21.5%	109,563	24.6%
Amortization of intangibles	734	0.6%	726	0.7%	2,921	0.6%	2,894	0.6%
Net periodic postretirement benefits	673	0.5%	(13,339)	(12.1)%	1,087	0.2%	(11,755)	(2.6)%

Operating income	12,646	10.1%	18,465	16.8%	44,312	9.0%	29,973	6.7%
Other expenses:
Interest	(5,812)	(4.6)%	(7,128)	(6.5)%	(26,799)	(5.4)%	(26,512)	(5.9)%
Amortization of deferred financing costs	(369)	(0.3)%	(351)	(0.3)%	(1,444)	(0.3)%	(1,344)	(0.3)%
Minority interest	76	0.1%	52	0.0%	82	0.0%	(44)	(0.0)%

Income from continuing operations before income tax provision and discontinued operations	6,541	5.2%	11,038	10.0%	16,151	3.3%	2,073	0.5%
Income tax provision	171	0.1%	(4,234)	(3.8)%	5,515	1.1%	(405)	(0.1)%

Net income (loss) from continuing operations	6,370	5.1%	15,272	13.9%	10,636	2.2%	2,478	0.6%
Loss from discontinued operations, net of tax	(1,803)	—	(25,910)	(23.5)%	(1,971)	(0.4)%	(25,525)	(5.7)%

Net income (loss)	$4,567	3.7%	$(10,638)	(9.7)%	$8,665	1.8%	$(23,047)	(5.2)%

Basic net income (loss) per share :
Continuing operations	$0.47		$1.15		$0.80		$0.19
Discontinued operations	(0.13)		(1.94)		(0.15)		(1.92)

Net income (loss)	$0.34		$(0.79)		$0.65		$(1.73)

Diluted net income (loss) per share :
Continuing operations	$0.47		$1.15		$0.79		$0.18
Discontinued operations	(0.13)		(1.94)		(0.15)		(1.91)

Net income (loss)	$0.34		$(0.79)		$0.64		$(1.73)

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 2
Condensed Consolidated Cash Flow Data

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Cash flows from continuing operations
Cash flows from operating activities:
Net income loss	$4,567	$(10,638)	$8,665	$(23,047)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss from discontinued operations	1,803	25,910	1,971	25,525
Minority Interest	(76)	(52)	(82)	44
Depreciation and amortization	3,309	3,474	13,117	15,727
Deferred income taxes	(1,786)	(6,700)	(1,233)	(8,815)
Net Periodic post-retirement benefits	673	(13,339)	1,087	(11,755)
Changes in operating assets and liabilities	9,413	8,926	(3,666)	(11,494)
Other, net	5,048	(2,553)	3,154	(1,651)

Net cash provided by (used in) operating activities	22,951	5,028	23,013	(15,466)

Cash flows from investing activities:
Capital expenditures	(2,730)	(4,175)	(11,358)	(8,499)
Proceeds from sales of assets	—	1,957	13,783	18,412
Minority interests and joint venture investments	—	—	—	(3,954)
Other, net	496	—	(487)	—

Net cash provided by investing activities	(2,234)	(2,218)	1,938	5,959

Cash flows from financing activities:
Borrowings under Working Capital Facility	(0)	0	20,041	9,357
Repayments of Working Capital Facility	(14,943)	(7,549)	(24,989)	(23,547)
Borrowings under other debt	—	—	—	20,000
Repayments of other debt	(1,785)	(1,330)	(16,725)	(7,790)
Advances from (to) discontinued operations	686	7,773	(837)	8,330
Other, net	611	(831)	1,664	915

Net cash provided by (used in) financing activities	(15,431)	(1,937)	(20,846)	7,265

Effect of exchange rate changes on cash and cash equivalents	(125)	(207)	744	365

Net cash provided by (used in) continuing operations	$5,161	$666	$4,849	$(1,877)

Cash flows from discontinued operations
Net cash provided by operating activities	$834	$6,571	$812	$8,008
Net cash provided by (used in) investing activities	6,053	914	5,084	(342)
Net cash used in financing activities	(6,754)	(8,251)	(5,650)	(9,854)
Effect of exchange rates on cash and cash equivalents	20	152	30	(187)

Net cash provided by (used in) discontinued operation	$153	$(614)	$276	$(2,375)

Total increase (decrease) in cash and cash equivalents	$5,314	$52	$5,125	$(4,252)
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	11,121	11,258	11,310	15,562

Total cash and cash equivalents end of period (including cash of discontinued operations)	$16,435	$11,310	$16,435	$11,310

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	December 31,	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$16,159	$11,310
Accounts receivable, net	83,852	78,996
Inventories	90,961	97,141
Prepaid expenses and other	6,147	6,407
Deferred tax assets	2,721	1,798
Assets held for sale	2,023	18,552

Total current assets	201,863	214,204
Property, plant and equipment, net	44,356	43,241
Goodwill	182,163	189,103
Intangibles, net	63,204	65,638
Other assets	5,841	6,761

Total assets	$497,427	$518,947

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$12,658	$17,606
Current maturities of long-term obligations	8,778	1,378
Accounts payable	31,577	31,932
Accrued and other liabilities	28,826	33,822
Accrued interest	8,032	8,252
Income taxes payable	4,664	1,248
Deferred tax liabilities	2,667	2,796
Liabilities applicable to assets held for sale	7,417	12,342

Total current liabilities	104,619	109,376
Long-term obligations, less current maturities	213,142	238,012
Deferred tax liabilities	44,306	44,482
Other long-term liabilities	12,989	23,266
Minority interest	287	307
Total shareholders’ equity	122,084	103,504

Total liabilities and shareholders’ equity	$497,427	$518,947

	December 31,	December 31,
	2007	2006
Long-term Obligations

Working Capital Facility	$12,658	$17,606
Second-Lien Facility	36,000	50,000
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	175,000	175,000
Capital leases and other	10,920	14,390

	234,578	256,996
Current maturities and working capital facility	(21,436)	(18,984)

	$213,142	$238,012

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 4
Working Capital Efficiency Information

	2007				2006
	December 31,	September 30,	June 30,	March 31,	December 31,

Accounts receivable, net	$83,852	$90,748	$91,160	$84,694	$78,996
Inventories	90,961	99,803	98,692	101,322	97,141
Accounts payable	(31,577)	(34,699)	(34,429)	(29,604)	(31,932)

	$143,236	$155,852	$155,423	$156,412	$144,205

% Annualized Sales	28.6%	31.0%	30.6%	33.7%	32.7%

DSO	60.4	65.0	64.5	65.7	64.6
Inventory Turns	3.70	3.52	3.63	3.09	3.15
DPO	33.8	35.6	34.6	34.0	37.6
Calculation Notes
% Annualized Sales = Net amount compared to annualized quarterly sales
DSO = Accounts receivable compared to related quarterly sales divided by 90
Inventory Turns = Quarterly cost of sales annualized divided by inventory
DPO = Accounts payable compared to related quarterly cost of sales divided by 90
The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In millions)
Schedule 5
Reconciliations of Net Loss from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted

	Three Months Ended December 31,
	2007	2006
Net income (loss) from continuing operations	$6.4	$15.3
Plus:
Depreciation and amortization including deferred financing fees	3.3	3.3
Interest expense	5.8	7.1
Net periodic postretirement benefits in excess of cash payments	0.4	(12.7)
LIFO	(1.7)	1.4
Minority interest	(0.1)	—
Severance accrual	0.6	0.2
Stock compensation expense	0.4	0.4
Provision for income taxes	0.2	(4.5)

Operating EBITDA from continuing operations (1)	$15.3	$10.5
Incremental audit and accounting expenses related to delayed and restated financial statements	—	1.0
Fees and expenses for May 2006 consent solicitation of Senior Subordinated Bondholders	—	0.4
Expenses incurred in evaluating strategic alternative of selected non-core operations	—	(0.7)

Operating EBITDA, as adjusted, from continuing operations (1)	15.3	11.2
Percentage of Net Sales	12.2%	10.1%
EBITDA from discontinued operations	(1.8)	(1.4)

Operating EBITDA, as adjusted (1)	$13.5	$9.8

	Twelve Months Ended December 31,
	2007	2006
Net income (loss) from continuing operations	$10.6	$2.5
Plus:
Depreciation and amortization including deferred financing fees	13.1	15.7
Interest expense	26.8	26.5
Net periodic postretirement benefits in excess of cash payments	0.8	(11.7)
LIFO	0.8	4.5
Minority interest	(0.1)	0.1
Severance accrual	0.6	0.9
Stock compensation expense	1.6	1.1
Provision for income taxes	5.5	(0.4)

Operating EBITDA (1)	$59.7	$39.2
Incremental audit and accounting expenses related to delayed and restated financial statements	—	3.8
Fees and expenses for May 2006 consent solicitation of Senior Subordinated Bondholders	—	3.7
Expenses incurred in evaluating strategic alternative of selected non-core operations	—	—

Operating EBITDA, as adjusted, from continuing operations (1)	59.7	46.7
Percentage of Net Sales	12.1%	10.5%
EBITDA from discontinued operations	(1.1)	1.2

Operating EBITDA, as adjusted (1)	$58.6	$47.9

(1)	A Non-GAAP measure
The financial statement presentations reflect the reclassification of the Company’s discontinued operations